News Release

Contact: Tito L. Lima
Treasurer
(814) 765-9621

CNB FINANCIAL CORPORATION ANNOUNCES QUARTERLY DIVIDEND FOR SERIES A PREFERRED STOCK AND RELATED DEPOSITARY SHARES DISTRIBUTION

CLEARFIELD, PENNSYLVANIA – February 6, 2023

The Board of Directors of CNB Financial Corporation (Nasdaq: CCNE) (the "Corporation") has announced the declaration of a quarterly cash dividend of $0.4453125 per depositary share, resulting from the Corporation’s declaration of a quarterly cash dividend of $17.8125 per share on its Series A Preferred Stock. The dividend is payable on March 1, 2023, to holders of record as of February 15, 2023.

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $5.5 billion. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, three loan production offices, one drive-up office, one mobile office and 47 full-service offices in Pennsylvania, Ohio, New York and Virginia. CNB Bank’s divisions include ERIEBANK, based in Erie, Pennsylvania, with offices in Northwest Pennsylvania and Northeast Ohio; FCBank, based in Worthington, Ohio, with offices in Central Ohio; BankOnBuffalo, based in Buffalo, New York, with offices in Western New York; Ridge View Bank, with loan production offices in the Southwest Virginia region; and Impressia Bank which will operate in CNB Bank’s primary market areas. CNB Bank is headquartered in Clearfield, Pennsylvania, with offices in Central and North Central Pennsylvania. Additional information about CNB Financial Corporation may be found at www.CNBBank.bank.